Exhibit 99.1

FOR IMMEDIATE RELEASE

NewStar Completes Eighth Middle Market Loan Securitization

Issues New $348 Million Collateralized Loan Obligation

•	Upsized deal from $325 million to $348 million due to strong investor interest

•	Five classes of notes were placed with both domestic and foreign investors

•	Priced all floating rate notes at par to yield a weighted average spread of approximately Libor plus 232 bps

•	Achieved an advance rate of approximately 83%, placing approximately $290 million of notes rated Aaa through Baa3

•	Retained notes rated Ba2 and B2 in addition to equity interests, which together totaled approximately $59 million, or 17% of the capital structure

Boston, MA, April 23, 2014 - NewStar Financial Inc. (Nasdaq:NEWS), a specialized commercial finance company, announced today that it completed a $348 million term debt securitization known as NewStar Commercial Loan Funding 2014-1. All floating rate classes of notes were priced at par and the transaction was upsized from $325 million, reflecting broad participation among institutional investors.

NewStar Commercial Loan Funding 2014-1 is NewStar’s eighth securitization since inception and part of a programmatic approach to the company’s funding strategy. The notes offered through this CLO transaction are backed by a diversified portfolio of commercial loans originated by NewStar. The transaction was executed through a private offering via Rule 144A and Regulation S. Various classes of notes rated Aaa through Baa3 totaling approximately $290 million were placed and NewStar retained Ba2 and B2 rated notes in addition to the equity interests, which together represented approximately 17% of the capital structure, or approximately $59 million. The deal was structured to comply with European risk retention rules and included a small fixed rate tranche, rated Aa2, to meet specific investor demand.

“Our ability to generate strong demand for the deal from a range of global investors highlights the value of our direct lending platform and growing interest among institutional investors in the middle market. The quality of the execution also reflects our continued access to the capital markets and ability to expand and diversify our investor base,” said NewStar CEO, Tim Conway. “Wells Fargo did an outstanding job structuring and marketing the deal to drive the best execution.”

“With NewStar’s well-established position as a programmatic CLO issuer and the market’s strong receptivity to the deal, we were able to upsize the transaction and price the deal at attractive levels, setting a new 2014 pricing benchmark with the senior tranche of the deal,” said John Frishkopf, head of asset management and treasury at NewStar. “We were also pleased by our ability to tap a broad range of investors by meeting risk retention requirements through continued capital commitments to our balance sheet securitization program,” he added.

NewStar Financial will serve as manager of the CLO, which has a four-year reinvestment period. The notes were rated by a single agency. All notes were priced to yield a weighted average of LIBOR plus 2.32%.

Wells Fargo Securities was placement agent and sole book runner.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the notes.

The notes subject to the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

About NewStar Financial, Inc.:

NewStar Financial (Nasdaq:NEWS) is a specialized commercial finance company focused on meeting the complex financing needs of companies and private investors in the middle markets. The Company specializes in providing a range of senior secured debt financing options to mid-sized companies to fund working capital, growth strategies, acquisitions and recapitalizations, as well as equipment purchases. NewStar originates loans and leases directly through teams of experienced, senior bankers and marketing officers organized around key industry and market segments. The Company targets ‘hold’ positions of up to $30 million and will selectively underwrite or arrange larger transactions for syndication to other lenders. NewStar is headquartered in Boston MA and has regional offices in Atlanta GA, Chicago IL, Dallas TX, Darien CT, Los Angeles CA, New York NY, Portland OR, and San Francisco CA. Please visit our website at www.newstarfin.com for more detailed information.

Corporate Inquiries:

NewStar Financial

Robert K. Brown

(617) 848-2558